Exhibit 99.1

St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, Minnesota 55117
(651) 483.2000
www.sjm.com

Contacts:	Angela Craig	Kathleen Janasz
	Investor Relations	Media Relations
	(651) 481-7789	(651) 415-7042

St. Jude Medical Reports Fourth Quarter and Full-Year 2007 Results

Company Records First $1 Billion Revenue Quarter

St. Paul, Minn. – January 23, 2008 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the fourth quarter and full-year ended December 29, 2007.

Fourth Quarter and Full-Year Sales

The Company reported net sales of $1.018 billion in the fourth quarter of 2007, representing the Company’s first ever $1 billion quarter, $41 million above the high end of the Company’s guidance and an increase of 18% compared to the $864 million reported in the fourth quarter of 2006. Favorable foreign currency translation comparisons increased fourth quarter sales by approximately $41 million. In each product category, sales for the fourth quarter exceeded the high end of the Company’s fourth quarter revenue guidance.

Net sales in 2007 were $3.779 billion compared to $3.302 billion in 2006, an increase of 14%. Favorable foreign currency translation comparisons increased full-year 2007 sales by about $100 million.

Commenting on the fourth quarter results and the strength of the business during 2007, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “During the fourth quarter and throughout 2007, every major segment of St. Jude Medical’s business contributed to our growth, market share gains, or both. The breadth and depth of our growth across all of our major product platforms in 2007 reinforces our confidence that we are investing in the right markets and that our long term growth program is on track.”

Cardiac Rhythm Management (CRM)

Total Cardiac Rhythm Management sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $637 million for the fourth quarter of 2007, a 19% increase compared to the fourth quarter of 2006. Based on estimates and as previously announced, the Company believes that approximately $20 million of sales in the fourth quarter are attributable to a competitor’s recall of ICD leads and should be considered a one time event. Total CRM product sales for the full-year 2007 were $2.369 billion, representing a 15% increase over 2006.

Of that total, ICD product sales were $358 million in the fourth quarter, a 24% increase compared with the fourth quarter of 2006. ICD product sales for the full-year 2007 were $1.305 billion, representing a 19% increase over 2006.

Fourth quarter pacemaker sales were $279 million, an increase of 13% from the comparable quarter of 2006. Total pacemaker sales for 2007 were $1.064 billion, up 11% over 2006.

Atrial Fibrillation (AF)

AF product sales for the fourth quarter totaled $117 million, a 29% increase over the fourth quarter of 2006. Total AF sales for 2007 were $410 million, a 26% increase over 2006.

Neuromodulation

Neuromodulation product sales were $59 million in the fourth quarter of 2007, up 18% from the comparable quarter of 2006. Total neuromodulation product sales for 2007 were $210 million, up 17% over 2006.

Cardiovascular

Total cardiovascular sales, which include primarily vascular closure and heart valve products, were $205 million for the fourth quarter of 2007, a 9% increase over the fourth quarter of 2006. Total cardiovascular product sales for 2007 were $790 million, up 7% over 2006.

Sales of vascular closure products in the fourth quarter of 2007 were $91 million, a 5% increase over the fourth quarter of 2006. Total vascular closure product sales for 2007 were $355 million, up 4% over 2006.

Total heart valve product sales for the fourth quarter of 2007 were $74 million, a 12% increase over the fourth quarter of 2006. Total heart valve product sales for 2007 were $290 million, up 7% over 2006.

Fourth Quarter and Full-Year Earnings Results

In the fourth quarter, the Company recorded after-tax charges of $71 million, or $0.20 per share, approximately $50 million of which relate to non-cash items, including asset impairment charges and write-offs of inventory related to discontinued products. The remaining charges are primarily associated with initiatives being undertaken to streamline the Company’s operations, mostly in international geographies. Including these charges, reported net earnings for the fourth quarter of 2007 were $118 million, or $0.34 per diluted share. This compares to reported net earnings for the fourth quarter of 2006 of $155 million, or $0.42 per diluted share. Reported net earnings for 2007 were $559 million, or $1.59 per diluted share.

Excluding these charges, adjusted net earnings for the fourth quarter of 2007 were $189 million, or $0.54 per diluted share. Adjusted net earnings for the full year 2007 were $652 million, or $1.85 per diluted share. See the attached reconciliation of the Company’s non-GAAP adjusted diluted earnings per share to the Company’s GAAP diluted earnings per share.

First Quarter and Full-Year 2008 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the first quarter and full-year 2008 by product category.

The Company expects its consolidated earnings for the first quarter of 2008 to be in the range of $0.50 to $0.52 per diluted share. Consolidated earnings for full-year 2008 are expected to be in the range of $2.08 to $2.13.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s fourth quarter earnings call can be heard live today beginning at 8:00 a.m. CT (also archived for 90 days) on the following website:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=73836&eventID=1708495

Annual Investor Conference

As a reminder, we have scheduled our annual investor conference for Friday, Feb. 8, 2008, in New York City. Investors must be registered in advance in order to gain entry into the meeting and can call J.C. Weigelt at 651-490-4347 for more information. The meeting will take place from 8 a.m. to 2:30 p.m. ET, and the general public and media can listen to the meeting live on the St. Jude Medical website at www.sjm.com.

About St. Jude Medical

St. Jude Medical is dedicated to making life better for cardiac, neurological and chronic pain patients worldwide through excellence in medical device technology and services. The Company has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. Headquartered in St. Paul, Minn., St. Jude Medical employs approximately 12,000 people worldwide. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings, and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Company’s Annual Report on Form 10-K filed on February 28, 2007 (see pages 13-20) and Quarterly Reports on Form 10-Q filed on August 9, 2007 (see pages 28-29) and November 2, 2007 (see pages 23-24). The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended				Year Ended
	December 29,2007		December 30,2006		December 29,2007		December 30,2006
Net sales	$1,018,123		$863,831		$3,779,277		$3,302,447
Cost of sales:
Cost of sales before special charges	266,443		237,815		1,003,302		898,405
Special charges	38,292		0		38,292		15,108
Total cost of sales	304,735		237,815		1,041,594		913,513
Gross profit	713,388		626,016		2,737,683		2,388,934

Selling, general & administrative	367,609		319,376		1,382,466		1,195,030
Research & development	123,889		108,330		476,332		431,102
Special charges	50,382		0		85,382		19,719

Operating profit	171,508		198,310		793,503		743,083
Other income (expense)	(25,955)		(7,360)		(49,198)		(22,442)

Earnings before taxes	145,553		190,950		744,305		720,641
Income tax expense	27,279		36,340		185,267		172,390
Net earnings	$118,274		$154,610		$559,038		$548,251

Adjusted net earnings (Non-GAAP)	$189,304	(1)	$141,810	(2)	$651,943	(3)	$570,265	(4)

Diluted net earnings per share	$0.34		$0.42		$1.59		$1.47
Adjusted diluted net earnings per share (Non-GAAP)	$0.54	(1)	$0.39	(2)	$1.85	(3)	$1.53	(4)

Weighted average shares outstanding- diluted	350,696		365,988		352,444		372,830

(1)	Fourth quarter 2007 adjusted net earnings and adjusted diluted net earnings per share exclude after tax charges of:
-	$21,452, or $0.06 per share, related to initiatives being undertaken to streamline the Company’s operations, primarily in international geographies.
-	$15,683, or $0.05 per share, for an impairment charge related to the Company’s investment in ProRhythm, Inc. The associated $25,094 pre-tax amount was recorded as part of other income (expense).
-	$14,922, or $0.04 per share, for impairment charges related to acquired intangible assets associated with a distribution agreement that were written down to fair value.
-	$11,516, or $0.03 per share, for write-offs of inventory related to discontinued products.
-	$7,457, or $0.02 per share, related to write-offs of programmers deemed obsolete due to the completed roll-out of the Company’s Merlin CRM programmer platform.

(2)

Fourth quarter 2006 adjusted net earnings and adjusted diluted net earnings per share exclude a $12,800 reduction in income tax expense, or $0.03 per share, related to a research and development tax credit for the first nine months of 2006 that was approved in the fourth quarter of 2006.

(3)	Year ended 2007 adjusted net earnings and adjusted diluted net earnings per share exclude after tax charges of:
-	$21,875, or $0.06 per share, related to the settlement of a patent litigation matter.
-	$21,452, or $0.06 per share, related to initiatives being undertaken to streamline the Company’s operations, primarily in international geographies.
-	$15,683, or $0.05 per share, for an impairment charge related to the Company’s investment in ProRhythm, Inc. The associated $25,094 pre-tax amount was recorded as part of other income (expense).
-	$14,922, or $0.04 per share, for impairment charges related to acquired intangible assets associated with a distribution agreement that were written down to fair value.
-	$11,516, or $0.03 per share, for write-offs of inventory related to discontinued products.
-	$7,457, or $0.02 per share, related to write-offs of programmers deemed obsolete due to the completed roll-out of the Company’s Merlin CRM programmer platform.

(4)	Year ended 2006 adjusted net earnings and adjusted diluted net earnings per share exclude an after tax charge of $22,014, or $0.06 per share, related to restructuring plans.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	December 29, 2007	December 30, 2006
Cash and cash equivalents	$389,094	$79,888
Accounts receivable, net	1,023,952	882,098
Inventories	457,734	452,812
Other current assets	257,403	275,367
Property, plant & equipment, net	776,795	617,851
Goodwill	1,657,313	1,649,581
Other intangible assets, net	498,700	560,276
Other assets	268,413	271,921
Total assets	$5,329,404	$4,789,794

Current portion of long-term debt	$1,205,498	$0
Other current liabilities	643,731	676,207
Long-term debt	182,493	859,376
Deferred income taxes, net	107,011	163,336
Long-term other liabilities	262,661	121,888
Total equity	2,928,010	2,968,987
Total liabilities & equity	$5,329,404	$4,789,794